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                                                                         4/27/95


                             STOCK OPTION AGREEMENT


     This STOCK OPTION AGREEMENT ("Option Agreement") dated as of April 27, 1995, between LOYOLA CAPITAL CORPORATION ("Loyola"), a Maryland corporation, and CRESTAR FINANCIAL CORPORATION ("Crestar"), a Virginia corporation, recites and provides:

     A. The Boards of Directors of Loyola and Crestar have approved a binding letter of agreement dated April 27, 1995 (the "Letter Agreement") (to be merged into a definitive agreement (the "Merger Agreement")) providing for the merger (the "Merger") of Loyola with and into Crestar.

     B. As a condition to and as consideration for Crestar's entry into the Letter Agreement and the Merger Agreement and to induce such entry, Loyola has agreed to grant to Crestar the option set forth herein to purchase authorized but unissued shares of Loyola Common Stock.

     NOW, THEREFORE, the parties agree as follows:

     1.   DEFINITIONS.

          Capitalized terms defined in the Letter Agreement or the Merger Agreement and used herein shall have the same meanings as in the Letter Agreement or the Merger Agreement, as the case may be.

     2.   GRANT OF OPTION.

          Subject to the terms and conditions set forth herein, Loyola hereby grants to Crestar an option (the "Option") to purchase up to 1,613,442 shares of Loyola Common Stock at an exercise price of $25.00 per share payable in cash as provided in SECTION 4; provided, however, that in the event Loyola issues or agrees to issue any shares of Loyola Common Stock (other than as permitted under the Letter Agreement and the Merger Agreement) at a price less than $25.00 per share (as adjusted pursuant to SECTION 6), the exercise price shall be such lesser price.

     3.   EXERCISE OF OPTION.

          (a) Unless Crestar shall have breached in any material respect any material covenant or representation contained in the Letter Agreement or the Merger Agreement and such breach has not been cured, Crestar may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be
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continuing; PROVIDED that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger, or (ii) upon termination of the Letter Agreement the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Loyola of any Specified Covenant or, following the occurrence of a Purchase Event, failure of Loyola's stockholders to approve the Merger Agreement by the vote required under applicable law or under Loyola's Charter), or (iii) 12 months after termination of the Letter Agreement or the Merger Agreement due to a willful breach by Loyola of any Specified Covenants or, following the occurrence of a Purchase Event, failure of Loyola's stockholders to approve the Merger Agreement by the vote required under applicable law or under Loyola's Charter. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

          (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) Loyola or Loyola Federal Savings Bank (the "Savings Bank"), without having received Crestar's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Letter Agreement or the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of Loyola or the Savings Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Loyola or the Savings Bank;

               (ii) any person (other than Loyola or the Savings Bank in a fiduciary capacity, or Crestar, Crestar Bank, Crestar Bank N.A. or Crestar Bank MD in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Loyola Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

               (iii) any person shall have made a bona fide proposal to Loyola by public announcement or written communication that is or becomes the subject of public disclosure to acquire Loyola or Savings Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the stockholders of Loyola vote not to adopt the Merger Agreement; or

               (iv) Loyola shall have willfully breached any Specified Covenant following a bona fide proposal to Loyola or the Savings Bank to acquire Loyola or the Savings Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Crestar to terminate the Letter Agreement or the Merger Agreement (without regard to the cure periods provided for

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therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

               If more than one of the transactions giving rise to a Purchase Event under this SECTION 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Crestar wishes to exercise the Option, it shall send to Loyola a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Crestar shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

          (d) As used herein, "Specified Covenant" means any covenant contained in Section 6 of the Letter Agreement and SECTIONS 1.8, 4.1, 4.2, 4.4, 4.5, 4.6, 4.8, 4.9, 4.11, or 4.13 of the draft Merger Agreement, the table of contents of which is attached hereto, and, after its execution, comparable provisions in the Merger Agreement.

     4.   PAYMENT AND DELIVERY OF CERTIFICATES.

          (a) At the closing referred to in SECTION 3, Crestar shall pay to Loyola the aggregate purchase price for the shares of Loyola Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Loyola.

          (b) At such closing, simultaneously with the delivery of funds as provided in SUBSECTION (a), Loyola shall deliver to Crestar a certificate or certificates representing the number of shares of Loyola Common Stock purchased by Crestar, and Crestar shall deliver to Loyola a letter agreeing that Crestar will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

          (c) Certificates for Loyola Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

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          "The transfer of the shares represented  by this certificate is subject to certain provisions of a Stock Option Agreement between the registered holder hereof and Loyola Capital Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Loyola Capital Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Loyola Capital Corporation of a written request."

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Crestar shall have delivered to Loyola a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Loyola, to the effect that such legend is not required for purposes of the Securities Act.

     5.   REPRESENTATIONS.

          Loyola represents, warrants and covenants to Crestar as follows:

          (a) Loyola shall at all times maintain sufficient authorized but unissued shares of Loyola Common Stock so that the Option may be exercised without authorization of additional shares of Loyola Common Stock.

          (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

          In the event of any change in Loyola Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Loyola Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Loyola Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Loyola Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this SECTION 6 shall be deemed to authorize Loyola to breach any provision of the Letter Agreement or the Merger Agreement.

     7.   REGISTRATION RIGHTS.

          If requested by Crestar, Loyola shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Loyola Common Stock that have been

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acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Crestar. Crestar shall provide all information reasonably requested by Loyola for inclusion in any registration statement to be filed hereunder. Loyola will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this SECTION 7 shall be at Loyola's expense except for underwriting commissions and the fees and disbursements of Crestar's counsel attributable to the registration of such Loyola Common Stock. A second registration may be requested hereunder at Crestar's expense. In no event shall Loyola be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Loyola of Loyola Common Stock. If requested by Crestar, in connection with any such registration, Loyola will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Crestar or assignee thereof under this SECTION 7, Loyola agrees to send a copy thereof to Crestar and to any assignee thereof known to Loyola, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8.   SEVERABILITY.

          If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Loyola Common Stock provided in SECTION 2 (as adjusted pursuant to SECTION 6), it is the express intention of Loyola to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9.   MISCELLANEOUS.

          (a) EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.
The terms and conditions of this Option Agreement

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shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          (c) ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Crestar may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Crestar may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Loyola, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Crestar's behalf, or (iv) any other manner approved by applicable regulatory authorities.

          (d) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to SECTION 8.4 of the draft Merger Agreement and, after its execution, the Merger Agreement.

          (e) COUNTERPARTS. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          (f) SPECIFIC PERFORMANCE. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

          (g) GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Option
Agreement as of the day and year first written above.

                                        LOYOLA CAPITAL CORPORATION


                                        By: /s/ Joseph W. Mosmiller
                                           -------------------------------------
                                               Joseph W. Mosmiller
                                               Chairman of the Board and
                                               Chief Executive Officer


                                        CRESTAR FINANCIAL CORORATION


                                        By:       /s/ Richard G. Tilghman
                                            -----------------------------------
                                                     Richard G. Tilghman
                                                     Chairman of the Board and
                                                     Chief Executive Officer


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